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                                                                    EXHIBIT 16.1


March 28, 2003




Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for Range Resources Corporation and, under the date of March 4, 2003, we reported on the consolidated financial statements of Range Resources Corporation as of and for the years ended December 31, 2002 and 2001. On March 26, 2003, our appointment as principal accountants was terminated. We have read Range Resources Corporation's statements included under Item 4 of its Form 8-K dated March 26, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Range Resources Corporation's statements that the dismissal of KPMG LLP was approved by the audit committee of the board of directors on March 26, 2003, that the audit committee approved the engagement of Ernst and Young LLP as independent auditors for the year ended December 31, 2003 on March 26, 2003 or that Ernst and Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Range Resources Corporation's consolidated financial statements.

Very truly yours,




/s/ KPMG LLP
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KPMG LLP